February 2009 Pricing Sheet dated February 20, 2009 relating to Preliminary Pricing Supplement No. 34 dated February 13, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
PLUS Based on the Performance of a Hybrid Basket due August 31, 2010
iShares® FTSE/Xinhua China 25 Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
Maturity date:	August 31, 2010
Aggregate principal amount:	$3,854,000
Basket:	Basket components	Bloomberg ticker symbol*	Basket component weighting	Initial price
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “China shares”)	FXI	50.0%	$25.14
	Gold (“gold”)	GOLDLNPM	20.0%	$989.00
	Silver (“silver”)	SLVRLN	15.0%	1428.00¢
	Platinum (“platinum”)	PLTMLNPM	15.0%	$1086.00

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial price has been, and the final price will be, determined based on the prices published by the relevant exchange.

Payment at maturity:
If the basket appreciates:
•    $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•    $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	$1,420 per PLUS (142% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x basket component weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x basket component weighting
Component price:
China shares:  the closing price of one share of the China shares times the adjustment factor
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM

Initial price:	The component price for the applicable basket component on the pricing date. See “Basket—Initial price” above.
Final price:	The component price for the applicable basket component on the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the China shares
Valuation date:	August 20, 2010, subject to adjustment for market disruption events in respect of the applicable basket component
Interest:	None
CUSIP:	617482EE0
ISIN:	US617482EE08
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$12.50	$987.50
Total	$3,854,000	$48,175	$3,805,825
(1)      For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 34 dated February 13, 2009

Prospectus Supplement dated December 23, 2008              Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.